Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Hugin his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements and any and all amendments (including post-effective amendments) thereto relating to the registration of securities of Celgene Corporation (the “Corporation”) on Form S-8 covering up to 19,800,000 additional shares of common stock, par value $0.01 per share, of the Corporation available for issuance pursuant to awards under the Corporation’s 2008 Stock Incentive Plan (Amended and Restated as of April 15, 2015), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Richard W. Barker	Director	October 13, 2015
Richard W. Barker, D.Phil.

/s/ Michael W. Bonney	Director	October 13, 2015
Michael W. Bonney

/s/ Michael D. Casey	Director	October 13, 2015
Michael D. Casey

/s/ Carrie S. Cox	Director	October 13, 2015
Carrie S. Cox

/s/ Michael A. Friedman	Director	October 13, 2015
Michael A. Friedman, M.D.

/s/ Gilla Kaplan	Director	October 13, 2015
Gilla Kaplan, Ph.D.

/s/ James J. Loughlin	Director	October 13, 2015
James J. Loughlin

/s/ Ernest Mario	Director	October 13, 2015
Ernest Mario